Exhibit 99.1

BRIGGS & STRATTON CORPORATION CLARIFIES 2ND QUARTER

FISCAL 2008 EARNINGS REPORT ANNOUNCEMENT

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5333

Milwaukee, WI January 17, 2008/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

In the Briggs & Stratton Quarterly earnings announcement earlier today, the Company indicated that operationally, the six month results improved from the same period a year ago as the benefits of increased sales and lower manufacturing costs were greater than the higher expenses associated with operations startup, a plant closing and lower production levels. This sentence should have indicated that operationally, the six month results declined from the same period a year ago as the benefits of increased sales and lower manufacturing costs were offset by higher expenses associated with operations startup, a plant closing and lower production levels. All amounts as reported in the earlier release are correct.